EXHIBIT 1


                                 PL Capital, LLC

20 EAST JEFFERSON AVENUE                             466 SOUTHERN BOULEVARD
        SUITE 22                                          ADAMS BUILDING
NAPERVILLE, ILLINOIS 60540                              CHATHAM, NJ 07928
   TEL: (630) 848-1340                                 TEL: (973) 360-1666
   FAX: (630) 848-1342                                 FAX: (973) 360-1720



February 22, 2002                           VIA TELEFAX


Mr. John Doherty
Mr. Joseph Doherty
Joseph Doherty Family  LP
c/o Central Bancorp, Inc.
300 Highland Avenue
Somerville, MA 02144

Dear Sirs:

The Schedule 13G/Amendment #3, filed on February 14, 2002 by John Doherty, individually, does not meet the Doherty Group's public reporting obligations under Section 13 of the Securities Exchange Act of 1934 and the regulations promulgated by the Securities & Exchange Commission ("SEC") thereunder, because it fails to disclose: (1) the existence of the Doherty Group, which apparently already collectively owns in excess of 5% of Central Bancorp's stock, and (2) the Doherty Group's "control" intent, as expressed in the Doherty Group's various Federal Reserve Bank ("FRB") Change in Control filings, to acquire up to as much as 20% of Central Bancorp's outstanding stock.

The use of Schedule 13G is also inappropriate because it is intended for passive investments without a control intent. The Doherty Group clearly has a control intent as expressed in your FRB Change in Control filings.

Therefore, we hereby demand that you provide full and complete disclosure of the existence of the Doherty group, its control intent and related activities in a
Schedule 13D. If you do not immediately make a complete public  disclosure via a
Schedule 13D, please be advised that we have engaged Foley & Lardner to pursue legal action against each of you. Foley & Lardner has prepared a complaint which is ready to be filed in federal court at our request. However, we have asked them not to file the complaint until February 26, 2002, in order to give the Doherty Group one last chance to meet its obligations and avoid protracted litigation and personal expense. We encourage you to take advantage of this last opportunity to meet your obligations.


Sincerely,

/s/ Richard Lashley
------------------------------------
Richard Lashley
Principal
cc:      Foley & Lardner, Chicago